Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
GULF ISLAND FABRICATION, INC.

January 16, 2026

ARTICLE I

The name of the corporation is Gulf Island Fabrication, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Louisiana is 3867 Plaza Tower Dr., Baton Rouge, LA 70816. The name of its registered agent at such address is C T Corporation System.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be formed under the Louisiana Business Corporation Act (the “LBCA”), as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The total number of shares of stock which the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value $0.0001 per share.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Unless and until otherwise provided in the bylaws of the Corporation (the “Bylaws”), all of the corporate powers of the Corporation shall be vested in and all the business and affairs of the Corporation shall be managed by the board of directors of the Corporation (the “Board of Directors”), which shall consist of one or more members (each, a “Director”), the number thereof to be determined from time to time by resolution of the Board of Directors.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws, without any action on the part of the shareholders, but the shareholders may make additional Bylaws and may alter, amend or repeal any Bylaw whether adopted by them or otherwise. The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

Unless or until otherwise provided in the Bylaws, the Directors shall hold office until their successors have been duly elected and qualified, and the number, qualification, classification, terms of office, manner of election, time and places of meetings and powers and duties of the Board of Directors shall be as from time to time fixed by the Bylaws.

Any vacancy occurring on the Board of Directors shall be filled for the unexpired term by the remaining members of the Board of Directors though less than a quorum.

Each Director shall hold office until a successor is elected at the annual meeting of shareholders.

ARTICLE VII

Meetings of shareholders may be held within or without the State of Louisiana, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Louisiana at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

ARTICLE VIII

A. Limitation of Liability.  With respect to any cause of action arising on or before December 31, 2014, no director or officer of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of his fiduciary duty as a director or officer, provided that the foregoing provision shall not eliminate or limit the liability of a director or officer for (1) any breach of his duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful distributions of the Corporation’s assets to, or redemptions or repurchases of the Corporation’s shares from shareholders of the Corporation, under and to the extent provided in LBCA 92(D); or (4) any transaction from which he derived an improper personal benefit.  With respect to any cause of action arising on or after January 1, 2015, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of his fiduciary duty as a director or officer, except as otherwise provided by LBCA 1-832, as heretofore or hereafter amended. If, after the date hereof, the LBCA is amended to authorize further elimination or limitation of the personal liability of directors or officers, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the LBCA, as so amended.

B. Indemnification.  Subject to such limitations as may be determined by the Board of Directors (provided that no change in such limitations may adversely affect any claim to indemnification that arises prior to such change), the Corporation shall indemnify each of its directors to the full extent from time to time permitted by law, and may so indemnify each of its officers, against any expenses or costs, including attorney’s fees, actually or reasonably incurred by him in connection with any threatened, pending or completed claim action, suit or proceeding, whether criminal, civil, administrative or investigative against such person or as to which he is involved solely as a witness or person required to give evidence.

C. Authorization of Further Actions.  The Board of Directors may (1) cause the Corporation to enter into contracts with its directors and officers providing for the limitation of liability set forth in this Article to the fullest extent permitted by law and (2) adopt bylaws or resolutions, or cause the Corporation to enter into contracts, providing for indemnification of directors and officers of the Corporation and other persons (including but not limited to directors and officers of the Corporation’s direct and indirect subsidiaries) to the fullest extent permitted by law  No repeal or amendment of any such bylaws or resolutions limiting the right to indemnification thereunder shall affect the entitlement of any person to indemnification whose claim thereto results from conduct occurring prior to the date of such repeal or amendment.

D. Subsidiaries.  The Board of Directors may cause the Corporation to approve for its direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing.

E. Amendment.  In addition to any other votes required by law or these Amended and Restated Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law or these Amended and Restated Articles of Incorporation), the affirmative vote of the holders of at least 80% of the total number of shares that are entitled to vote shall be required to repeal this Article or to amend this Article so as to reduce the limitation of liability set forth herein or the rights to indemnification or the powers of the Board of Directors provided in this Article, and any amendment or repeal of this Article shall not adversely affect any indemnification or limitation of liability of a director or officer of the Corporation under this Article with respect to any action or inaction occurring prior to the time of such amendment or repeal.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Louisiana, and all rights conferred upon shareholders herein are granted subject to this reservation.

ARTICLE X

No shareholder of the Corporation shall ever be held liable or responsible for the contracts or faults of the Corporation in any further sum than the unpaid balance of the shares for which he has subscribed, nor shall any mere informality in organization have the effect of rendering these Amended and Restated Articles of Incorporation null or of exposing shareholders to any liability other than as above provided.